Exhibit 4.18

FACILITATOR AGREEMENT

This Agreement is made on this [19] day of [May] 2025

BETWEEN:

(1) Robot Consulting Co., Ltd., with its registered in Japan (the “Company”); and

(2) FunKen Vision Advertising (Hong Kong) Limited, with its registered in Hong Kong (the “Facilitator”).

Each a “Party” and collectively the “Parties”.

WHEREAS

(A) The Company is considering various strategic alternatives, which include purchasing the business or acquisitions with respect to certain assets, businesses and operations that will entail acquisition of their respective substantial shareholdings or assets (any such transaction or transactions, collectively referred to as the “Transaction”).

(B) The parties have decided to enter into this Agreement in pursuance of the foregoing, on the terms and conditions set out below.

IT IS AGREED as follows:

1. SERVICES

During the term of this engagement, the Facilitator will carry out the following (the “Services”) for the Company:

(a) identifying, contacting and negotiating with, on behalf of the Company, the potential company/seller or the counterparties in the Transaction;

(b) co-ordinating the Company’s other professional advisers (if any) and arranging and attending meetings as necessary;

(c) working with the Company’s other professional advisers (if any), advising on structure and timing of the Transaction;

(d) assisting the Company in the evaluation of offers, term sheets or proposals from the potential company/seller or the counterparties in the Transaction;

(e) advising and assisting, as requested, with negotiating the terms of the Transaction with the relevant counterparties;

(f) assisting and managing the workstreams, along with the Company’s internal working team, of the Transaction leading to completions, on best effort basis; and

(g) providing such other work and assistance as the Parties shall agree in writing.

The Company acknowledge and accept that:

(a) the Facilitator is not advising the Company or any other person or entity as to any financial, legal, tax, investment, accounting or regulatory matters in any jurisdiction, this is the role of the professionals;

(b) no representation or warranty given by the Facilitator in relation to the merits of the condition, financial or otherwise, and credibility of any of the parties whom the Facilitator may introduce to the Company; and

(c) the Facilitator is not undertaking the placement of any share or unit in any entity.

2. FEES

In consideration of the Services to be provided hereunder, the Company shall pay to the Facilitator fees, payable as follows:

(a) US$1,500,000 within 5 days from the date of this Agreement, to the Facilitator collection account designated below:

Name:	FunKen Vision Advertising (Hong Kong) Limited
Account Number:	[****]
Bank:	CMB Wing Lung Bank Limited
Bank Number:	020
SWIFT Code:	WUBAHKHH

The Company shall not be responsible for any other payments, contingent or otherwise, to the Facilitator. Further, the Facilitator shall be responsible for all of its expenses and costs, including travel and professional costs.

3. EXPIRY OF ENGAGEMENT

The Facilitator’s appointment will commence upon the signing of this engagement letter and shall be for an initial period of 12 months from the date hereof, unless extended with mutual written agreement. For the term of this engagement, the Company shall be entitled to receive Services from the Facilitator for an unlimited number of Transactions.

4. CONFIDENTIAL UNDERTAKING

The Facilitator acknowledge that in the course of this engagement, information of a confidential nature may be disclosed to the Facilitator.

The Facilitator shall keep confidential and shall not disclose to any third party, without prior consent, any information (in whatever media, electronic or otherwise) relating to the engagement, the results and products of the engagement (which is hereby acknowledged to be proprietary to the Company), or otherwise relating in any manner to the businesses and affairs of the Company, its directors or shareholders as may be received by the Facilitator (“Confidential Information”) and to use such information for the sole purpose of this engagement. “Confidential Information” shall not include information which the Facilitator can establish:

(a) has entered or that subsequently enters the public domain without Facilitator’s breach of any obligation owed to the Company;

(b) has become known to the Facilitator prior to the disclosure by the Company of such information to the Facilitator;

(c) has become known to the Facilitator from another source other than by reason of a breach of any obligation owed to the Company;

(d) is independently developed by the Facilitator without reference to the Confidential Information; or

(e) is required to be disclosed pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant securities exchange).

The Company and the Facilitator must both ensure that they do not name the other party in any announcements without the other party’s permission and each party must ensure that all announcements and documents published or statements made by it or on its behalf during the term of this engagement will only be made or published after consultation and consent of the other party (such consent not to be unreasonably withheld or delayed) and will be true and accurate and not misleading and, where appropriate, will contain all information and expressions of opinion necessary for legal or regulatory purposes and all such opinions will be honestly held, and supported by a reasonable basis and given after true and careful consideration.

5. UNDERTAKINGS AND WARRANTIES

The Company undertake to provide the Facilitator with all information and materials which may be reasonably necessary for the Facilitator to provide its services under this engagement letter and/or as requested by the Facilitator from time to time. The Company hereby represent and warrant to the Facilitator that all information and materials prepared by the Company are and will be correct and accurate in all respects and do not and will not contain any untrue or misleading statement of fact or willingly omit to state any material fact necessary to make the statements made therein not false or misleading in light of the circumstances under which such statements are made. The Company further undertake not to, without the Facilitator’s written consent, have any direct or indirect dealings or transactions with any person or party whom the Facilitator may introduce to the Company.

6. CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

A person who is not a party to this engagement letter has no right under the Contracts (Rights of Third Parties) Ordinance (CAP 623) to enforce any of the terms in this engagement letter.

7. GOVERNING LAW

The agreement arising from the acceptance of this engagement letter shall be governed by and construed in accordance with the laws of Japan and the parties hereby submit to the exclusive jurisdiction of the Japan Commercial Arbitration Association (JCAA).

8. MISCELLANEOUS

(a) No Agency. The Facilitator will not act as or hold themselves the agent of the Company in connection with the engagement. The Facilitator will not be represented as being an agent with any authority, to bind the Company, except with specific matters expressly defined in writing by the Company. The Company and the Facilitator acknowledge and agree that the existence of the engagement or the performance of their duties under this engagement letter or services provided by the Facilitator to the Company will not represent or imply any fiduciary duty or any other relationship giving rise to specific rights and obligations, except those contractual rights expressly stated in this engagement letter.

(b) Conflict of Interest. The Facilitator is not aware of any conflict of interest that would preclude the Facilitator from accepting this engagement or performing its obligations under this engagement.

(c) No Waiver. Any waiver of a breach of any term of this engagement letter will not be a waiver of any other breach of that term or any other term. No waiver will be effective unless it is in writing.

(d) Entire Agreement and Amendment. This engagement letter sets out the entire agreement between the Company and the Facilitator concerning all matters dealt by it. Except as stated in this engagement letter, the terms of this engagement letter may only be amended in writing, signed by the parties.

(e) Language. This agreement is prepared in Chinese and English, and the Chinese version shall prevail in case of any conflict. This agreement shall come into effect after being signed by the parties. This agreement is made in duplicate, with each party holding one copy.

(f) Assignment. Neither the Company or the Facilitator may assign any of their obligations and rights under this engagement letter unless mutually agreed in writing.

This Agreement has been executed by the parties on the date first above written.

For and on behalf of Robot Consulting Co., Ltd.		For and on behalf of FunKen Vision Advertising (Hong Kong) Limited

Signature:	__________[Seal]_____________________	Signature:	__________[Seal]___________________________

Name:		Name:

Designation: _________________________________		Designation: ________________________________________